EXHIBIT 10.16

DISTRIBUTION AGREEMENT

Between

OneUp Innovations, Inc., a Georgia corporation, ("OneUp Innovations")

&

Cupido Sensual International (HK) Ltd,

a Hong Kong corporation, ("Distributor")

Agreement Data:

1. Effective Date: September 15th, 2012 and Term Period: 5 (Five) years(s)

2. Exclusive Territory(ies): China Mainland, Hong Kong and Macau

3. Non-exclusive Territory(ies): Phillipines, Malaysia, Thailand, Vietnam and Taiwan

3. Special Brands: Liberator

4. Notice Information Per Section 5.4:

If to OneUp Innovations:	If to the Distributor:
OneUp Innovations, Inc.	Cupido Sensual International (HK) Ltd
2745 Bankers Industrial Drive	Unit D3, 4/F, Mai Luen Industrial Building
23-31 Kung Yip Street, Kwai Chung
Atlanta, GA 30360	New Territories, Hong Kong
Attn: Legal Department	Attn: Miguel Angel Lozada
Telephone: (770) 246-6440	Telephone: (852)5181-2421
FAX: (770) 246-6441

5. Applicable Attachments

☒ OneUp Innovations Distributor Price List (the then-current version list of Products, which initially will include all those product of OneUp Innovations that are presented on its Liberator.com)

☐ OneUp Innovations Marks Guideline (then-current version of guidelines)

Distributor and OneUp Innovations acknowledge that they have read and fully understand this Agreement and hereby agree to the terms of this Agreement.

ONEUP INNOVATIONS:	DISTRIBUTOR:
OneUp Innovations, Inc.	Cupido Sensual International (HK) Ltd
By: Michael Kane	By: Christy Ho
Title: Executive Vice President	Title: Managing Director
Date: September 1st, 2012	Date: September 1st, 2012
Signature: /s/ Michael Kane	Signature: /s/ Christy Ho

I. APPOINTMENT AS A DISTRIBUTOR

1.1 Appointment. Distributor is appointed as a OneUp Innovations Distributor to resell to its customers located in the Territory only ("Customers") certain OneUp Innovations products as identified to it by OneUp Innovations (the "Products"). Such appointment permits Distributor to market, display, promote, sell, have sold and distribute Products to such Customers. Such appointment also permits Distributor to import, however the appointment does not allow Distributor to make, have made and assemble any licensed Products in the Territory as more expressly authorized herein. Distributor is prohibited from exporting, or permitting any of its Customers from exporting, any Products from the Territory except for such Customers personal use of a Product for its intended purpose. Distributor may appoint or utilize retailers and distributors for the Products in the Territory (“Resellers”) provided that each such Reseller agrees in writing with Distributor: (i) to be bound by terms and conditions substantially similar to the terms and conditions imposed upon Distributor per this Agreement; (ii) to acknowledge that OneUp Innovations is an interested third party beneficiary thereof; and (iii) that OneUp Innovations may enforce such agreement directly against the Reseller provided that OneUp Innovations shall have no liability to the Reseller under such agreement. Distributor hereby accepts such appointment and agrees to conduct its business as a OneUp Innovations Distributor during the term of such appointment in accordance with the terms of this Agreement. Provided that Distributor fulfils it obligations per this Agreement and is not in breach, OneUp Innovations agrees to appoint no third party as a OneUp Innovations Distributor for the Territory.

1.2 Purchases of Products. The Distributor shall purchase Products from OneUp Innovations in such quantities as may be mutually agreed upon during the term of this Agreement. All purchases of Products by Distributor from OneUp Innovations shall be made solely pursuant to (i) this Agreement, (ii) the prices and payment terms set forth on the OneUp Innovations price list applicable to Distributor from time to time during the term of this Agreement (the "OneUp Innovations Distributor Price List"), and (iii) the terms of the Distributor's order required by Section 4.2(a). During the term of this Agreement and for two (2) years after its termination, Distributor agrees that it will not manufacture, produce, assemble, market, display, sell, have sold or distribute any products, items or materials that are competitive, like or similar to the Products.

1.3 Independent Contractor. This Agreement does not constitute or appoint Distributor as an agent of OneUp Innovations. The Distributor is an independent contractor, and OneUp Innovations shall not be liable for the debts, accounts, obligations or other liabilities of Distributor or of its agents, employees or independent contractors.

1.4 Discontinuation or Modification of the Products. OneUp Innovations reserves the right, from time to time, to modify, discontinue, add, adopt or change (“Revise”) any Product, mark, trade name, design or specification of any Product, as well as any information, material or service that it provides. With regard to Revised items, Distributor agrees to follow and take all reasonable action necessary to comply with and enforce OneUp Innovations instructions for the discontinuation of rights appointed to it for the previous version of any such Revised items as of the date specified by OneUp Innovations with such instructions.

1.5 Obligations of Cross Referral. In the event that OneUp Innovations receives inquiries for the purchase of Product in the Territory, it shall use commercially reasonable efforts to advise Distributor of such inquiries. In the event that Distributor receives inquiries for the purchase of Product outside of the Territory, it shall use commercially reasonable efforts to promptly notify Distributor of such inquiries.

II. OBLIGATIONS OF THE DISTRIBUTOR

2.1 Marketing and Sales of the Products.

(a) Distributor shall use its best efforts to solicit orders, provide marketing services and promote sales of the Product and try to develop the full sales potential of the Product in the Territory. During the term of this Agreement, and for twenty (24) months after its termination for any reason, Distributor agrees that it will not market, promote, sell, make, have sold, have made, import, export, distribute or otherwise provide any product or service that is like, similar or competitive to (or a replacement for) any Product identified as a Special Brand. Distributor shall only market and distribute Products in the form of packaging supplied by OneUp Innovations or its designees. Distributor is free to set or quote any price to Customers regarding the purchase of Products in the Territory.

(b) Promptly following the execution of this Agreement, and then again before the start of each new calendar year during the term of this Agreement, Distributor shall develop a comprehensive plan to market the Products to consumers and resellers in the Territory. Such plan shall be delivered to OneUp Innovations for its review and input prior to its implementation. In order to help facilitate Distributors efforts to market and promote the Products, OneUp Innovations agrees to share with Distributor a copy of generally published information and materials that it generates, including: (i) new product release announcements, (ii) happenings, (iii) article and white papers, (iv) spokesperson endorsements, (v) banner ads and campaign artwork for PPC campaign, and (vi) camera ready art and photographs for use with the website and printed materials. Each party agrees to use commercially reasonable efforts to establish and maintain a link from its website to the other party’s website.

(c) Distributor agrees to operate and maintain a consumer / Customer accessible Internet website where the OneUp Innovation Content may be displayed and Products can be purchased and ordered within the Territory. Such a website shall be operated and maintained with sufficient bandwidth and uptime that is commercially reasonable for selling Products 24/7 via the Internet and manner so as permit online ordering via a shopping cart.

(d) Additionally upon execution of this Agreement, Distributor shall place with OneUp Innovations an order per a letter of credit for a mix of Products so as to fill a standard forty foot (40 ft.) volume container, which order and letter of credit shall be subject to acceptance by OneUp Innovations.

(e) In the event that Distributor pursues the development of retail stores per a franchise model to sell Products in the Territory, OneUp Innovations shall provide to Distributor with its generally available information and materials for store layout, a franchise system and a home party concept.

2.2 Warranties.

(a) With respect to its resale of the Products, Distributor will give and make no warrant(y)(ies) or representation(s) as to quality, merchantability, fitness for a particular use or purpose or any other feature(s) of the Product(s) being sold, other than those contained in the OneUp Innovations warranty, if any, given by OneUp Innovations to the original final consumer as set forth in the warranty literature accompanying and applicable to specific Products.

(b) From time to time during the term of this Agreement, OneUp Innovations may provide to Distributor without charge certain warranty and product labeling materials and disclosure literature, together with directions for the use, display and customer availability of such materials and literature, as required by applicable law and OneUp Innovations' policy. Distributor shall comply with such directions for the display and customer availability and distribution of all such materials and literature and with any instructions and procedures imposed by law or OneUp Innovations policy regarding the safety or recall of any of the Products.

(c) In the events that specific content is required with any label, tag or literature normally produced by OneUp Innovations with a Product, Distributor shall so notify OneUp Innovations, who will then use its commercially reasonable efforts to include such content as a part of the label, tag or literature that it produces for the Territory. Notwithstanding the terms and conditions of subsections (b) and (c), Distributor shall ensure that all labels, tags and literature provided with any Product, whether for its use, production or sale, comply with all laws, regulations and ordinance of the Territory.

2.3 Patents, Copyrights, Trademarks, Trade Names and Other Designations.

(a) OneUp Innovations has registered and may in the future register, and owns or is licensed to use and sub-license to third parties, certain patents, copyrights, and marks in the Territory, United States and/or other countries around the world. Distributor undertakes to reproduce faithfully all such now and hereafter existing patent and copyright notices as well as trademarks, service marks, trade names, copyright and other proprietary notices, logos, slogans, designs and distinctive advertising (herein separately and collectively the "Marks") as may appear on or in respect of the Products and literature and shall not tamper with or modify any such notices or any of the Marks. Distributor shall not use the Marks except as provided for herein. Distributor may employ OneUp Innovations provided copyrighted and patent items as well as the Marks in its advertising and promotional materials but only in accordance with the then current guidelines for use as published by OneUp Innovations.

(b) In any jurisdiction where Distributor must be recorded as a registered user of OneUp Innovations’ Marks in order for use by Distributor to inure to the benefit of, or be beneficial to, OneUp Innovations, Distributor shall cooperate with OneUp Innovations to execute such a registered-user agreement in a form reasonably requested by OneUp Innovations and to have it so recorded for the term of this Agreement only. Distributor hereby irrevocably appoints OneUp Innovations its attorney in fact (such appointment to be coupled with an interest) to act for it and represent it in canceling any registered user recordation in the event of termination of this Agreement.

(c) Except as expressly provided herein, nothing in this Agreement grants Distributor any right, title, or interest in the patents, copyrights or Marks of OneUp Innovations or its suppliers. Distributor agrees that at no time during or after the term of this Agreement will it challenge or assist others to challenge the patents, copyrights, Marks, or the registration thereof, of OneUp Innovations or its suppliers, or attempt to register, use, or permit to be used, any of the other party’s patents, copyrights or Marks, or names, information, materials or marks infringing upon or confusingly similar to such patents, copyrights and Marks of OneUp Innovations and its suppliers. All goodwill associated with the use of the patents, copyrights and Marks of OneUp Innovations and its suppliers shall inure to the benefit of OneUp Innovations and its suppliers.

2.4 Documentation and Reports.

(a) Distributor shall provide OneUp Innovations with the following documentation and reports in form and on media satisfactory to OneUp Innovations on a monthly basis pursuant to a time table established by OneUp Innovations:

(i) Information requested by OneUp Innovations concerning the types and quantities of Products sold by Distributor during that period; and

(ii) Non-binding forecasts of quantities of Products designated on the OneUp Innovations Distributor Price List which Distributor reasonably expects to purchase during the six-month period following the date of each forecast.

(b) Distributor shall maintain and retain all records relating to the contracts, invoices, accounts, complaints and other transactions which concern OneUp Innovations or the Products for a period of four (4) years from the date of the completion of the transaction from which such records arose.

(c) Distributor shall permit OneUp Innovations, upon reasonable notice, to review the accounts, financial records and other information prepared and maintained by Distributor in connection with its activities hereunder, in order to verify and determine: (i) Distributor's compliance with the obligations of this Agreement, (ii) financial condition, in particular if credit or net payment terms have been extended to Distributor and (iii) the method and manner by which Distributor is promoting and selling the Products.

(d) OneUp Innovations shall hold in confidence and treat as confidential within OneUp Innovations all confidential information received from Distributor pursuant to this Section 2.4 and shall only use and disclose such information in connection with the business relations between OneUp Innovations and Distributor, for internal financial and planning purposes, and to effect the terms of this Agreement.

2.6 Manufacture and Support of Products.

(a) In those situations where written authorization is provided by OneUp Innovations allowing Distributor to purchase Products that will either require assembly or certain manufacturing in order to produce a final good that may be sold to Customers, Distributor shall be responsible for making, or having made, such final good at its cost. All such final goods shall only be assembled or manufactured so as to comply with specification for the good as established by OneUp Innovations and shall be inspected and tested so as to confirm such compliance prior to sale or distribution to Customers. OneUp Innovations agrees to (i) provide training to Distributor following the execution of this Agreement with regard to the packaging, assembly and grinding of foam, and (ii) use commercially reasonable efforts to supply CAD drawings, sample foam, and/or covers prior to or with the shipment of Products purchased that are to be finally assembled or manufactured by Distributor.

(b) Distributor shall employ a sufficient number of trained personnel capable of providing effective and responsive sales, production and warranty support to Customers. At least once per calendar year Distributor shall visit the OneUp Innovations designated factory for training and updates on the Products. Distributor shall cause designated representatives of its support personnel to complete training offered by OneUp Innovations in the demonstration, installation and support of Products. Such training must be successfully completed within ninety (90) days following the effective date of this Agreement.

2.7 Compliance with Laws. Distributor shall obtain and maintain all permits, licenses and government registrations necessary or appropriate to perform hereunder and shall make all filings with governmental authorities required of this Agreement by applicable law, including without limitation those necessary to enable Distributor to import Product and make payments to OneUp Innovations in U.S. Dollars. Upon request, Distributor shall provide OneUp Innovations written assurances of such compliance.

2.8 Indemnity. Distributor shall indemnify and hold harmless OneUp Innovations and its officers, directors, employees and representatives from any liability, claim, loss, damage, cost, fine, or expense, including reasonable attorneys' fees, arising out of any act or omission of Distributor, its Resellers, or its or their officers, directors, employees or representatives.

III. TERM AND TERMINATION

3.1 Term. The initial term of this Agreement shall commence on the Effective Date and shall continue for the Term Period unless otherwise terminated early as permitted per this Agreement. At the end of the then current Term Period, this Agreement shall automatically renew for a separate, successive Term Period that may likewise be terminated early as permitted per this Agreement. This Agreement, and Distributors appointment as a OneUp Innovations Distributor, may be terminated as follows:

(a) At any time upon the mutual, written agreement of the parties; or

(b) By either party at any time after the occurrence of any one or more of the following Events of Default:

(i) failure of the other party to perform any obligation of the other party under this Agreement and to cure such failure within thirty (30) days (fifteen (15) days in the case of a payment default by Distributor) after receipt of notice thereof from the non-defaulting party;

(ii) the entering into or filing by or against the other party of a petition, arrangement or proceeding seeking an order for relief under any bankruptcy laws, a receivership for any of the assets of the other party, a composition with or assignment for the benefit of its creditors, a readjustment of debt, or the dissolution or liquidation of the other party; or

(iii) The insolvency of the other party; or

(iv) Failure to meet 85% of the following purchase targets in USD from OneUp Innovations commencing on the execution date of this contract.

• Year 1	$200,000
• Year 2	$750,000
• Year 3	$1,500,000
• Year 4	$2,500,000
• Year 5	$3,500,000

(d) By OneUp Innovations, in the event of a change in the legal structure of Distributor, or the conveyance, assignment or transfer by Distributor (or reasonably anticipation of the same) of a substantial portion of Distributor’s stock (or other evidence of ownership), assets, or interest in this Agreement, without the prior written consent of OneUp Innovations.

3.2 Effect of Termination.

(a) Upon termination of this Agreement, all rights granted under this Agreement (except for OneUp Innovations’ right to enforce the provisions of Section 2.4(b) of this Agreement) shall immediately cease and terminate and the entire balance of any and all monies owed by Distributor to OneUp Innovations shall mature and become immediately due and payable. OneUp Innovations may withhold shipment of Product, cancel outstanding purchase orders and/or refuse to accept new purchase orders once a notice of termination has been given or received by it. Furthermore, Distributor shall cease all production, assembly, marketing, promotion, sales and distribution of the Products and shall cause its reseller, representatives, and independent contractors to do the same. OneUp Innovations shall not be liable to Distributor for any claim of any kind or character whatsoever arising from the expiration or permitted termination of this Agreement or the Revision of any Product, mark, trade name, information or material, whether such claim arises from the loss of prospective sales, or expenses incurred or investments made in connection with the establishment, development or maintenance of Distributor's business, or any other reason whatsoever.

(b) The following provisions shall survive any termination or expiration of this Agreement: 1.2 (bolded sentence only), 1.4, 2.3 (b) and (c), 2.4, 2.7, 2.8, 3.2, 4.3, 4.5, 4.6, and 5.

IV. TERMS OF SALE

4.1 Price and Terms.

(a) Distributor shall pay as the purchase price for each type and quantity of Products ordered under each order submitted to OneUp Innovations, the price set forth on the OneUp Innovations Distributor Price List in effect on the date of shipment of each installment or portion of the Products. Such price shall not be in excess of OneUp Innovations generally published suggested retail price (“MSRP”) for a Product and will not be discounted by more that fifty percent (50%) less Thirty (30%) of the MSRP for finished goods. As a result of the significant variation that may exist with exchange rates between currencies, each party reserves the right to request a conference up to once every six (6) months with the other to review the pricing and sourcing of Products.

(b) The aggregate purchase price for all of the Products ordered (the "Price") shall be paid in United States dollars in the United States by the Distributor to OneUp Innovations by wire transfer, 25% of Payment shall be due when order is received from Distributor with the remaining 75% balance payable before the items leave OneUp warehouse. All shipments are EXW Atlanta, Ga If, at a later date and in writing OneUp offers distributor credit Payment for invoices that are more than thirty (30) days after the date shown on OneUp Innovations’ invoice, shall be subject to interest in on the full amount due at the rate of 1.5% per month, or the maximum interest rate as permitted by law, whichever rate is less. The payment and Price for the Products shall not be subject to any set-off for claims of the Distributor. In the event OneUp Innovations deems it necessary to enforce this Agreement (including without limitation, to collect any amount due to OneUp Innovations) by, through or with the advice of an attorney, the Distributor shall pay to OneUp Innovations upon demand all costs and expenses of such enforcement including, without limitation, OneUp Innovations’ reasonable attorney's fees, and all other associated legal costs. Failure to pay any invoice or any installment payment when due automatically makes the full Price and any other amounts payable under this Agreement immediately due and payable regardless of the other terms herein. Further, in such instance, OneUp Innovations may withhold subsequent shipments until the full Price and any other amounts due hereunder are paid in full.

(c) OneUp Innovations reserves the right to change at any time and from time to time the prices charged for and the payment terms in respect of the Products as set forth in the OneUp Innovations Distributor Price List. However, in the event of a price increase, the Distributor will be given thirty (30) calendar days prior written notice of the effective date of any such increase (the "Price Change Notice Period").

(i) In the event of a price increase, the purchase price of any of the Products ordered under an order accepted by OneUp Innovations prior to the commencement of a Price Change Notice Period requesting shipment of all or a part of such Products during the Price Change Notice Period shall be the purchase price in effect prior to the effective date of such increase for that portion of such Products with a requested shipment date within the Price Change Notice Period. The purchase price for all Products with a requested shipment date after the Price Change Notice Period shall be the purchase price as increased.

(ii) In the event of a price decrease, the purchase price of any Products shipped by OneUp Innovations to the Distributor within the thirty (30) calendar days prior to the effective date of any price decrease (the "Covered Products") shall be the price as decreased; provided, however, that all Covered Products must be existing and verified to be in the Distributor's inventory on the effective date of such price decrease. The purchase price of all Products shipped to the Distributor after the effective date of the price decrease shall be the price as decreased.

(d) The amount of any present or future sales, use, VAT, import, excise or other similar tax or duty applicable to the Products shall be paid by the Distributor, or in lieu thereof, the Distributor shall provide OneUp Innovations with a tax exemption certificate acceptable to OneUp Innovations and all applicable taxing authorities.

(e) If OneUp Innovations deems Distributor's financial situation to be insecure, it may require payment in advance or upon delivery to the carrier. If Distributor shall at any time be overdue on payments, OneUp Innovations may withhold shipment of product, cancel outstanding orders, and terminate this Agreement for breach. Failure of Distributor to timely pay for any shipment regardless of size shall be deemed a material breach of this Agreement.

4.2 Acceptance of Orders; Lead Times; Order Cancellation and Rescheduling.

(a) Each order for the Products submitted by the Distributor to OneUp Innovations shall be in writing and shall set forth the type(s) and quantity of the Products ordered and requested shipment date(s) and shipment destination in accordance with the OneUp Innovations Distributor Price List. Each such order shall be subject to acceptance by OneUp Innovations and, at any time prior to the cancellation of that order by the Distributor pursuant to Section 4.2(c), OneUp Innovations may accept that order (i) by giving notice of acknowledgement of such order to the Distributor in any manner provided in Section 5.4, or (ii) by shipping the Products ordered, or any part thereof. Only those terms required by this Section 4.2(a) shall become part of this Agreement. All other terms and conditions contained on the Distributor's order or any other document submitted by the Distributor are expressly rejected by OneUp Innovations.

(b) OneUp Innovations shall use commercially reasonable efforts to ship (or cause to be shipped) all Products by the requested shipment dates, provided such requested shipment dates allow for the minimum lead times, if any, set forth on the OneUp Innovations Distributor Price List.

4.3 Identification; Delivery; Risk of Loss and Title. Identification of the Products shall occur when the Products are shipped to the Distributor. Shipment of the Products will be EXW OneUp Innovations’ facility (the "Shipping Point"). OneUp Innovations shall put the Products in the possession of a carrier at the Shipping Point, contract with the carrier for the shipment of the Products to the destination designated in the Distributor's order, and obtain and promptly deliver to the Distributor the documents, if any, necessary for the Distributor to obtain the Products. OneUp Innovations shall bear the expense of putting the Products in the possession of the carrier. The Distributor shall bear all other costs of transportation and delivery, including without limitation, unloading, storage, insurance and freight. Title to and risk of loss of the Products shall pass to the Distributor at the Shipping Point when the Products are put in the possession of the carrier by OneUp Innovations. Unless the Distributor otherwise designates and arranges for the carrier, OneUp Innovations may designate such carrier as it deems appropriate. Under no circumstances shall such carrier be deemed an agent, employee, or representative of OneUp Innovations.

4.4 Shipment; Delay. OneUp Innovations shall use commercially reasonable efforts to comply with all shipment date(s) requested by the Distributor. OneUp Innovations may make partial shipments of the Products from time to time prior to the requested shipment date(s). If OneUp Innovations is unable or fails to comply with any shipment date(s) requested by the Distributor under any order, the Distributor may cancel, reduce or reschedule such order in accordance with Section 4.2(c) hereof. In no event shall OneUp Innovations be liable to the Distributor for damages (however described or arising) for any failure to fulfill or meet shipment date(s) requested by the Distributor. OneUp Innovations shall use commercially reasonable efforts to notify the Distributor if OneUp Innovations is unable or will fail to comply with such requested shipment date(s).

4.5 OneUp Innovations’ Warranties and Representations. OneUp Innovations represents and warrants to the Distributor as follows:

(a) "Limited Warranty." In the event the Distributor is purchasing a Product for its own use, OneUp Innovations will warrant such Product to the Distributor in accordance with the OneUp Innovations Limited Warranty in effect from time to time, set forth in the literature provided by OneUp Innovations to the Distributor applicable to the particular Products (the "Limited Warranty"). The Distributor shall have no authority to act for or on behalf of OneUp Innovations in extending to the Distributor Customers any warranty or condition, either express or implied, with regard to the Products; and any such other warranty or condition, whether express or implied, made by the Distributor to its customers with respect to the Products shall be and remain the sole responsibility of the Distributor and shall not put OneUp Innovations under any obligation in any way.

(b) TO THE EXTENT PRODUCTS ARE PURCHASED FOR DISTRIBUTOR'S OWN USE, THE LIMITED WARRANTY ARE MADE EXPRESSLY IN LIEU OF ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES TO THE DISTRIBUTOR, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

4.6 The Distributor's Remedies.

(a) In the event that any unit of the Products purchased by the Distributor for its own use shall not comply with the Limited Warranty applicable to such Products, the Distributor's sole and exclusive remedy with respect to such non-conformity shall be the remedy set forth in the Limited Warranty accompanying such units.

(b) ANY LIABILITY OF ONEUP INNOVATIONS TO THE DISTRIBUTOR SHALL BE LIMITED TO A SUM EQUAL TO THE PRICE PAID BY THE DISTRIBUTOR TO ONEUP INNOVATIONS FOR THE PRODUCTS OR PART THEREOF IN RESPECT OF WHICH THE DISTRIBUTOR MADE A CLAIM AGAINST ONEUP INNOVATIONS. ONEUP INNOVATIONS SHALL NOT BE LIABLE FOR ANY CLAIM AGAINST DISTRIBUTOR BY ANY CUSTOMER, CONSUMER OF THE PRODUCT OR OTHER THIRD PARTY. NOTWITHSTANDING THE FOREGOING, ONEUP INNOVATIONS SHALL NEVER BE RESPONSIBLE OR HELD LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS, BUSINESS, REVENUE, GOODWILL OR ANTICIPATED SAVINGS OR, TO THE EXTENT SUCH LIMITATION IS PERMITTED BY APPLICABLE LAW, PUNITIVE DAMAGES OR DAMAGES RESULTING FROM PHYSICAL INJURY TO TANGIBLE PROPERTY OR DEATH OR INJURY OF ANY CUSTOMER, EMPLOYEE, AGENT OR INDEPENDENT CONTRACTOR OF THE DISTRIBUTOR, OR ANYONE ELSE, WHETHER ARISING FROM ONEUP INNOVATIONS'S NEGLIGENCE, BREACH OF CONTRACT OR OTHERWISE.

V. MISCELLANEOUS PROVISIONS

5.1 Entire Agreement; Amendments. This Agreement and the documents and attachments referenced to herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior oral or written agreements, term sheets, letter of intent or understanding or like communications. Except as expressly provided herein, this Agreement may not be amended or modified, except by a further written agreement signed by the parties hereto.

5.2 Waiver. No failure or delay on the part of OneUp Innovations in exercising any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or of any other right or remedy. No provision of this Agreement may be waived except in a writing signed by the party granting such waiver.

5.3 Assignment. The performance or exercise by the Distributor of the duties imposed upon and rights granted to the Distributor hereunder are of the essence to OneUp Innovations’ agreement hereunder; accordingly, the Distributor shall not sell, transfer, lease, assign, pledge, mortgage, hypothecate or otherwise dispose of any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement. Notwithstanding, Distributor reserves the right to sell all of its business to a suitable candidate in the future; provided, however, that OneUp Innovations shall have a right of first refusal to meet or beat any good faith offer on terms that are substantially similar to those offered to Distributor for its business. In the instance of such an offer being made to Distributor, the terms of such offer shall be presented to OneUp Innovations prior to their acceptance, which entity shall then have fifteen (15) business days to meet or beat such offer.

5.4 Notice. Except as otherwise specified herein, all notices, communications and reports required or permitted pursuant to this Agreement shall be in writing and shall be e-mailed, mailed, faxed, telexed or otherwise delivered to the other party at the address first set forth above (or at such other address as may be specified hereafter in writing by any party hereto to the other party hereto in accordance with this Section 5.4) and shall be effective and deemed received when delivered, or (i) if mailed, three (3) days after placement in the United States Mail, postage prepaid, (ii) if faxed, when received, or (iii) if telexed, when dispatched and confirmation of message received or (iv) when sent via e-mail and an e-mail confirmation of receipt is received by OneUp.

5.5 Severability. In the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of any provision had never been contained herein.

5.6 Governing Law. Distributor acknowledges that OneUp Innovations is based in the State of Georgia, United States, and requires uniformity and consistency in the laws under which it deals with all of its domestic and international resellers. Accordingly, this Agreement, and the legal relations between the parties hereto, shall be governed by and interpreted in accordance with the laws of the State of Georgia, United States, without reference to conflict of laws principles and without regard to the United Nations 1980 Convention on Contracts for the International Sale of Goods and any amendments thereto. Venue for any claims to be brought hereunder shall be exclusive to the state courts located in Fulton County, Georgia or the federal courts for the Northern District of Georgia.

5.7 Force Majeure. Neither party hereto shall be liable for the failure to perform any of its obligations under this Agreement if such failure is caused by the occurrence of any force majeure beyond the reasonable control of such party, including without limitation fire, flood, wind, tsunami, earthquake, strikes and other industrial disturbances, failure of supply or suppliers, failure of transport or shippers, accidents, wars, terrorism, riots, insurrections, acts of God or orders of governmental agencies. In the event that a contingency occurs that affects OneUp Innovations’ performance, OneUp Innovations may allocate production and delivery among its customers as it sees fit and without liability to the Distributor.

5.8 Headings. Section headings herein are for convenience only and shall in no case be considered in construing this Agreement.

5.9 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is subject to acceptance of OneUp Innovations evidenced by the execution of this Agreement and shall not become binding upon OneUp Innovations until so executed.

5.10 Confidentiality. Each party expressly undertakes to retain in confidence all information and know-how transmitted to the other that the disclosing party has identified as being proprietary and/or confidential (“Confidential Information”), and expressly undertakes to make no use of Confidential Information except as required to perform its obligations under this Agreement during its term. All Confidential Information shall be treated by the receiving party with the same degree of care as is used with respect to the receiving party’s own information of like importance that is to be kept confidential to prevent disclosure to any third party (but in no event less than reasonable care). However, neither party shall have an obligation to maintain the confidentiality of information that:

(i) is already in the public domain or subsequently becomes available to the public through no breach of this Agreement by the receiving party; (ii) was lawfully in the receiving party’s possession prior to receipt from the disclosing party; (iii) is received independently from a third party free to lawfully disclose such information to the receiving party; (iv) is subsequently independently developed by the receiving party; or (v) is generally made available to third parties by the disclosing party without restrictions on disclosure. Unless otherwise mutually agreed in writing, the receiving party’s obligations hereunder with respect to each item of Confidential Information shall survive for three (3) years after the termination or expiration of this Agreement. Notwithstanding the foregoing, Distributor agrees to maintain in strict confidence any pricing, functional and design specifications and release plans concerning OneUp Innovations Products revealed to Distributor that have not been generally released to the public.